Exhibit 10.59

WellPoint, Inc.

Executive Salary Continuation Plan

Effective January 1, 2006

Article 1: Definitions

Capitalized terms used in the Plan have the following meanings:

1.1	“Authorized Health Care Provider” means a person who is licensed to practice medicine and such other persons as are included by operation of state law. In no circumstances will a family member of an executive be an Authorized Health Care Provider for purposes of that executive’s claim for benefits under this Plan.

1.2	“Eligible Executive” means an individual with a WellPoint, Inc. title of Vice President or above who has completed 90 days of active employment (at any level). In no event will an executive be eligible for benefits under this Plan if he or she is eligible to receive disability benefits under another plan, contract, or other employment arrangement offered by the Employer. An Eligible Executive’s coverage under the Plan ends upon the date his or her employment with the Employer terminates for any reason other than a termination which qualifies for severance benefits under any severance arrangement of the Employer.

1.3	“Employer” means WellPoint, Inc. (“WellPoint”) and its subsidiaries and affiliates.

1.4	“Leave of Absence Team” or “LOA Team” means the division of HRSolutions to which the Employer has delegated operational responsibility for the Plan.

1.5	“Plan” means this WellPoint, Inc. Executive Salary Continuation Plan, as now in effect and as hereafter amended from time to time.

1.6	“Disability” means a medical or behavioral health condition which is not work related, which continues for more than seven consecutive days, and which results in an Eligible Executive’s inability to perform the essential duties of his or her job. The Employer will establish such reasonable procedures as in its discretion it deems appropriate to determine whether a Disability exists under the terms of the Plan. These procedures may include review of medical records by the LOA Team or its designee.

1.7	“Disability Absence” means a leave of absence for which salary continuation is provided under the terms of this Plan.

1.8	“New Period of Disability” means (1) when an Eligible Executive returns to work from a Disability Absence for at least one full business day and later qualifies for benefits under this Plan due to an unrelated condition; or (2) when an Eligible Executive returns to work from a Disability Absence for 90 or more days and subsequently begins another Disability Absence, whether or not for the same or a related condition.

1.9	“Recurrent Disability” means (1) when an Eligible Executive returns to work after a Disability Absence without exhausting the 180-day maximum benefit under this Plan and again becomes disabled from the same or a related condition within 90 calendar days of the end of the prior Disability Absence; (2) when an Eligible Executive incurs additional absences within 90 calendar days of a prior return to work as a result of the same or a related condition; or (3) when a subsequent period of Disability begins for an unrelated condition before the Eligible Executive completes one full day of work following the prior Disability Leave.

Article 2: Plan Benefits

2.1 Filing a Claim for Benefits

To begin the process for obtaining benefits under the Plan, an Eligible Executive must notify the Leave of Absence Team of his or her disability and request a claim form. This step is called the Initial Notice. An Eligible Executive may appoint an authorized representative to make the Initial Notice and/or to take any other actions on his or her behalf.

The Eligible Executive must return the completed claim form to the LOA Team within 21 calendar days of the Initial Notice. Failure to return the completed claim form within this time period will result in a denial of benefits unless the Eligible Executive submits credible evidence that the delay was reasonable due to circumstances beyond his or her control.

Benefits may be provided retroactively for a period of leave that occurred up to 30 calendar days prior to the Initial Notice to the LOA Team. Benefits are not available for portions of leaves that occurred more than 30 days prior to the Initial Notice.

2.2 The Claim Determination Process

The LOA Team reviews the completed claim form and determines whether it contains sufficient information to approve or deny benefits. The LOA Team requires a certification substantiating the necessity and anticipated duration of the leave from an Authorized Health Care Provider who is treating the Eligible Executive for the condition for which the benefits are requested. The LOA Team may require such additional medical records and/or a second or third medical opinion from an Authorized Health Care Provider of its choice as it deems appropriate to determine a claim. In reaching a decision, the LOA Team will consider the diagnosis and nature of health care being received.

To receive benefits under the Plan, an Eligible Executive must have a non-work related total disability that lasts at least eight full consecutive days, or a partial disability as explained in Section 2.3. For the purposes of this Plan, a total disability is a condition which renders the Eligible Executive unable to perform substantially all of the normal duties of his or her job. Unless an exception is warranted due to reasonable cause, to qualify for benefits the Eligible Executive must receive treatment for the disabling condition within seven days of the last day worked and receive continuing treatment thereafter for the condition. In all cases, for benefits to be received, the effect of the care must be of demonstrable medical value for the disabling condition to effectively attain and/or maintain maximum medical improvement. Maximum medical improvement is the level at which, based on reasonable medical probability, further material recovery from, or lasting improvement to, an injury or sickness can no longer be reasonably anticipated.

A complete claim form accompanied by a provider certification and any other necessary medical information will be approved or denied within 45 days of receipt. In the event an incomplete claim is submitted, meaning that additional information is needed, the LOA Team will notify the Eligible Executive of the additional information or documentation necessary to make a decision. Notice to the Eligible Executive of the need for additional information will suspend the running of the 45-day decision period. The 45-day decision period will begin running again when the LOA Team receives the additional information. The LOA Team will provide up to two 30-day periods for submission of the necessary information. If sufficient information is not submitted within that time period for the LOA Team to make a decision on the claim, the claim is treated as denied.

When a claim for Disability benefits is approved, the Eligible Executive is notified of the duration of the approved benefit period. When a claim is denied, the Eligible Executive is notified of the reason for the denial, including a description of any additional material or information necessary for the claim to be approved, with an explanation of why such additional information or material is necessary.

Additionally, if an internal rule, guideline, protocol or other criterion was relied upon in making the denial decision, that criterion will either be included in the denial notice or the notice will state that such a criterion was relied upon and is available without charge to the Eligible Executive upon request.

2.3 Commencement and Duration of Benefits

The Plan provides Eligible Executives with benefits under the Plan beginning on the eighth consecutive day of an absence due to a Disability. If an Eligible Executive does not remain completely disabled during the seven day waiting period, he or she will not qualify for benefits under the Plan. During this waiting period, the Eligible Executive will be required to use any available PTO time or other supplemental disability time during the waiting period to the extent consistent with applicable law.

When a claim for Disability benefits is approved, the approval notice will define the period of approved benefits. The benefit period will be determined based on the certification received from the Authorized Health Care Provider, the nature and expected duration of the disability and other relevant factors.

If the Disability continues past the initial period of approved benefits, the Eligible Executive may file a claim for an extension of benefits, together with a certification from an Authorized Health Care Provider in support of the extension. Claims for extension will be reviewed and determined in accordance with the process set forth in Section 2.2 above.

The maximum duration of benefits under the Plan is 180 calendar days, inclusive of the seven day waiting period. Partial days are counted as whole days for the purpose of computing the 180 day maximum. If the Eligible Executive continues to be disabled after 180 days and has elected coverage under WellPoint’s Long Term Disability Plan, he or she may begin to receive benefits under that plan upon exhaustion of Disability benefits and approval of the long term disability claim.

Recurrent Disabilities are treated as extensions of the first Disability Absence. Satisfaction of the waiting period for the first period of Disability applies to Recurrent Disabilities, so benefits may commence without a waiting period. A single 180-day maximum benefit period applies to an initial Disability Absence and all Recurrent Disabilities. The LOA Team determines in its discretion whether a subsequent condition is the same as or related to the initial condition.

For a New Period of Disability, a new waiting period will be imposed before Disability benefits commence, and a new 180-day maximum benefit period will apply.

2.4 Benefit Levels

The benefit for total disability under the Plan consists of 100% of weekly base salary.

To receive benefits for a partial disability, an Eligible Executive must first have a period of total disability which meets the criteria set forth in Section 2.2, including a duration of at least eight consecutive days. This eight-day period cannot be satisfied with days of partial attendance.

Following the period of total disability, the Authorized Health Care Provider who is treating the disabling condition must provide proof satisfactory to the LOA Team that the Eligible Executive is unable to perform substantially all of the normal duties of his or her job for a portion of the period that comprises his or her normal weekly work schedule. The Authorized Health Care Provider must submit in writing to the LOA Team the number of hours which the Eligible Executive can work or a weekly reduced set schedule.

The partial disability period must begin within 30 calendar days of the date a covered total disability ends and while the Eligible Executive is eligible for benefits under the Plan.

Unless an exception is warranted due to reasonable cause, during the partial disability period the Eligible Executive must receive continuing treatment for the disabling condition. In all cases, for benefits to be received, the effect of the care must be of demonstrable medical value for the disabling condition to effectively attain and/or maintain maximum medical improvement. Maximum medical improvement is the level at which, based on reasonable medical probability, further material recovery from, or lasting improvement to, an injury or sickness can no longer be reasonably anticipated.

If the Employer can reasonably accommodate an Eligible Executive’s restrictions due to a disability to permit the Eligible Executive to return to work, the Eligible Executive will not be eligible for benefits under the Plan and will be expected to return to work.

2.5 Exclusions

This Plan does not provide benefits for a disability caused by or resulting from any of the following:

•	Declared or undeclared war;

•	Participation in criminal misconduct;

•	Service in the armed forces of any country or combination of countries for three weeks or more or in a civilian unit serving with such forces;

•	Elective or cosmetic surgery*;

•	Injury, illness or other condition which qualifies for workers’ compensation benefits;

•	Active participation in a riot or insurrection;

•	Any cause which does not require the active treatment of an Authorized Health Care Provider;

•	Sex transformation surgery and related services or the reversal thereof;

•	Attempted suicide while sane or insane; or

•	Intentional self-inflicted injury or sickness.

*	Benefits are provided for a disability resulting from procedures to restore a bodily function or correct a deformity resulting from disease, accidental injury or prior therapeutic process.

2.6 Termination of Benefits

Disability benefits will end when the first of the following occurs: (1) the disability ends; (2) the 180-day maximum benefit is exhausted as set forth above; (3) the Eligible Executive’s coverage under the Plan ends as set forth in Section 1.2.

Article 3: Privacy Rights

The Employer or its designee will need to access personal information, including medical information, in order to administer benefits under the Plan. The use and disclosure of medical information is performed in accordance with applicable laws.

Article 4: General Provisions

4.1 Amendment or Termination of the Plan

WellPoint has the right to amend or terminate the Plan at any time.

4.2 Non-Alienation and Assignment

No benefit under this Plan shall be subject to anticipation, sale, assignment, transfer, encumbrance, pledge, charge, attachment, garnishment, execution, or any other voluntary or involuntary alienation.

4.3 Successors and Assigns

This Plan shall be binding upon the successors and assigns of WellPoint.